Exhibit 99.1

MBIA Inc. Announces Changes to its Board of Directors

PURCHASE, N.Y.--(BUSINESS WIRE)--July 31, 2017--MBIA Inc. (NYSE:MBI) (the Company) today announced the resignations of Maryann Bruce, Keith D. Curry and Lois A. Scott from the MBIA Inc. Board of Directors effective July 28, 2017. The resignations follow a reassessment of the appropriate governance profile of the Company following its decision to cease, for now, efforts to actively pursue writing new insurance policies at its indirect subsidiary, National Public Finance Guarantee Corporation. There is no present intention to replace the outgoing directors.

MBIA Chairman of the Board Charles Rinehart said, “On behalf of my fellow Board members, I express our sincere gratitude to Maryann, Keith and Lois for their dedicated service, their many contributions and their strong support and commitment to our Board and the Company.”

MBIA Chief Executive Officer Jay Brown added, “Our management team is also grateful for the valuable guidance that we’ve received from Maryann, Keith and Lois as we’ve managed our Company through some unprecedented and demanding situations. We wish all of them continued success in the future.”

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe”, “anticipate”, “project”, “plan”, “expect”, “estimate”, “intend”, “will”, “will likely result”, “looking forward” or “will continue”, and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com